Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders’ of

Rocap Marketing Inc.

Las Vegas, Nevada

We consent to the inclusion in Amendment No. 7 to the Registration Statement on Form S-1 filed with the SEC (the “Registration Statement”), of our report dated April 25, 2013, relating to the consolidated balance sheets of Rocap Marketing Inc. as of December 31, 2012 and 2011, and the related consolidated statements of operations, equity (deficit) and cash flows for the years then ended appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey

July 2, 2013